EXCLUSIVE

LICENSE AND DISTRIBUTION AGREEMENT

This EXCLUSIVE LICENSE AND DISTRIBUTION AGREEMENT (this "Agreement") is made and entered into this 20th day of June, 2007, by and between:

I.E.T., INC.

a Nevada corporation with its principal place of business at 4235 Commerce St., Little River, SC 29566 (hereinafter referred to as "IET"),

and

BENCHMARK ENERGY PRODUCTS, L.P.

a Texas limited partnership with its principal place of business at 2801 Post Oak Blvd., Suite 400, Houston, Texas 77056 (hereinafter referred to as "Benchmark").

RECITALS

IET is the manufacturer of electro-chemical activation ("ECA") equipment which it markets and sells under its EcaFlo® trademark, as well as the environmentally-friendly solutions produced by that equipment-anolyte (a broad-spectrum, non-hazardous, neutral pH natural germicidal agent) and catholyte (an anti-oxidizing, mildly alkaline solution useful as a degreaser or detergent).

Benchmark and its affiliated companies are manufacturers and suppliers of, among other things, specialty chemicals, compounds and additives developed for industrial and oilfield applications, including, but not limited to, cross-linkers, polymers, polymer slurries, and other additives for oil and gas well drilling, completion, and stimulation fluids.

IET desires to license and appoint Benchmark as its exclusive agent for the marketing, sale and distribution of IET's EcaFlo® equipment and EcaFlo® solutions for use in Oilfield Applications (as hereinafter defined), and Benchmark desires to accept such appointment.

NOW THEREFORE, in consideration of the mutual covenants, representations and warranties hereinafter set forth, IET and Benchmark agree as follows:

ARTICLE 1 - GRANT OF EXCLUSIVE MARKETING AND DISTRIBUTION RIGHTS TO IET EQUIPMENT AND ECAFLO® SOLUTIONS; ASSIGNED OILFIELD ACCOUNTS:

1.1   IET hereby grants to Benchmark the exclusive, world-wide right, license and authority to market, sell and distribute for use in the manufacture of fluids and solution for use in Oilfield Applications:

1.1.1    those EcaFlo® ECA units currently manufactured by IET and more particularly described on Addendum A attached hereto (such units being hereinafter collectively referred to as the "Existing ECA Equipment");

1.1.2    those electrolytic (replacement) cells used in the Existing ECA Equipment and more particularly described on Addendum B attached hereto, and/or any new, different or additional electrolytic (replacement) cells IET hereafter develops, whether for use in the Existing ECA Equipment or in any New ECA Equipment (as hereafter defined) developed by IET and added to the terms of this Agreement as provided in Article 2 below (collectively "Replacement Cells"); and

1.1.3    all components, replacement parts and other materials necessary to service, repair and maintain any Existing ECA Equipment or New ECA Equipment sold to and/or through Benchmark, including, but not limited to, the components, replacement parts and other materials more particularly described on Addendum C attached hereto (collectively "Spare Parts"),

For the purposes of this Agreement, the term "Oilfield Applications" shall mean and include the treatment and/or conditioning of (i) the "make-up waters" used in oil and gas well fracturing fluids, (ii) the "produced waters" generated in connection with the production of oil and natural gas, and (iii) other fluids and/or fluid systems employed in the drilling, completion/construction and/or stimulation of oil and gas wells or in the production of oil and natural gas.

1.2      IET also hereby grants to Benchmark the exclusive, world-wide right, license and authority to manufacture, market, sell and distribute for use in Oilfield Applications the anolyte and catholyte solutions (hereinafter "EcaFlo® Solutions") produced by the Existing ECA Equipment or by any New ECA Equipment developed by IET and added to the terms of this Agreement as provided in Article 2 below; provided, however, that those existing customers and accounts of IET more particularly identified on Addendum D attached hereto which are currently using Existing ECA Equipment to produce EcaFlo® Solutions for use in Oilfield Applications (the "Existing IET Oilfield Customers") shall be and remain free to continue doing so.

1.3      IET also hereby grants to Benchmark the exclusive world-wide right, license and authority to market, sell and distribute Existing ECA Equipment, New ECA Equipment, Spare Parts, and Replacement Cells to the Existing IET Oilfield Customers. If (and only if) an Existing IET Oilfield Customer refuses to acknowledger Benchmark's exclusive distribution rights, and insists upon purchasing ECA Equipment, New ECA Equipment, Spare Parts, and/or Replacement Cells directly form IET, then !ET shall pay and remit to Benchmark, with respect to any and all such sales, a commission equal to the difference between the amount for which Benchmark could have purchased same under the terms of this Agreement and the then current IET suggested retail price thereof. IET will use its best efforts to cause all Existing IET Oilfield Customers to make all ECA Equipment, New ECA Equipment, Spare Parts, and Replacement Cell purchases from Benchmark from and after the Effective Date.

1.4      Benchmark shall not appoint any sub-distributor of Existing ECA Equipment, New ECA Equipment, Spare Parts, Replacement Cells, or EcaFlo® Solutions without the prior written consent of IET, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 2 - ECA EQUIPMENT LISTS; ADDITIONAL ECA EQUIPMENT:

2.1	The IET equipment subject to the terms of this Agreement shall include not only the Existing ECA Equipment initially identified on Addendum A, the Replacement Cells initially identified on Addendum B, and the Spare Parts identified on Addendum C, but also such additional and/or other ECA units, spare and maintenance parts and/or Replacement Cells as Benchmark and IET may, from time to time, agree by written amendment to this Agreement (as hereinafter provided) to include under the terms hereof.

2.2      IET shall advise Benchmark, in writing, of any new, different or additional ECA equipment (including any modifications of the Existing ECA Equipment) (New ECA Equipment) and of any new, different or additional Replacement Cells (such New ECA Equipment and any new, different or additional Replacement Cells being hereinafter collectively referred to as “New IET Equipment”) which IET hereafter develops, specifying in such notice (a “New Equipment Notice”) the price(s) at which IET would be willing to include same under the terms of this Agreement. Within sixty (60) days of its receipt of a New Equipment Notice (or such longer period, not to exceed an additional sixty (60) days, as Benchmark shall request in writing for the purpose of field testing and examining the New IET Equipment, a production version of which IET shall supply to Benchmark, without charge, for that purpose), Benchmark shall advise IET, in writing, whether it wishes to add to (or substitute for) any Existing IET Equipment (or Replacement Cells) covered by this Agreement the New IET Equipment therein described. Benchmark's failure timely to respond to a New Equipment Notice shall be deemed an election by Benchmark not to accept the addition or substitution of the New IET Equipment therein described, and IET shall thereafter be free to market, promote, sell and distribute such New IET Equipment, either directly or through others, for use in Oilfield Applications.

2.3      IET may withdraw or delete IET Equipment from the list of equipment covered by this Agreement in the event IET elects to discontinue the manufacture and/or the sale thereof, but not otherwise. IET shall provide Benchmark with at least 180 days prior written notice of its intention to withdraw or delete any IET Product from the list of IET Equipment covered by this Agreement, and shall, during such 180 day period, continue to manufacture (and/or to maintain in inventory) such IET Product, so as to meet 100% of Benchmark's forecasted needs therefor during such period.

2.4      The Existing ECA Equipment, the Spare Parts, the Replacement Cells, and any New ECA Equipment added to this Agreement are hereinafter sometimes collectively referred to simply as "the IET Equipment".

ARTICLE 3 - DURATION AND RENEWAL:

3.1      This Agreement shall commence on July 1, 2007 (the "Effective Date") and shall continue in effect, subject to termination as hereinafter provided, for a period of five (5) years (the "Initial Term").

3.2      IET and Benchmark agree that they will meet during the final year of the Initial Term to negotiate in good faith the terms of a five (5) year extension of this Agreement, with the terms of this Agreement, as amended to reflect any changes(s) resulting from such negotiations, to bind the parties during such extension.

3.3      If such negotiations either (i) do not occur, or (ii) result in no amendment to this Agreement, then this Agreement shall automatically be renewed and extended for an additional five (5) year period (the "Renewal Term").

3.4       At the expiration of the Renewal Term (if any), and annually from year to year thereafter, this Agreement shall automatically renew for a one (1) year term, unless at least 90 days prior to the expiration of the Renewal Term (or any annual extension thereafter) either party shall have given to the other written notice of its intention not to renew or extend this Agreement at the expiration of the Renewal Term (or any annual extension thereafter).

3.5      The Initial Term, Renewal Term (if any) and all automatic annual extensions of this Agreement are hereinafter sometimes referred to collectively as the "Term of this Agreement" or simply the "Term".

ARTICLE 4 - EXCLUSIVITY; REFERRAL OF INQUIRIES:

4.1      Benchmark shall have the sole and exclusive world-wide right and license (i) to market and promote the IET Equipment and EcaFlo® Solutions for use in Oilfield Applications; and (ii) to solicit orders for and to sell IET Equipment and EcaFlo® Solutions to oilfield chemical manufacturers and distributors, oil and gas well service companies, oil and gas production companies, and other potential Oilfield Application customers throughout the world.

4.2      IET shall not during the Term of this Agreement appoint or license any other agent, representative, dealer or distributor to sell, distribute or otherwise deal in or with any IET Equipment or EcaFlo® Solutions for use in Oilfield Applications, and shall not knowingly make sales of IET Equipment or EcaFlo® Solutions to distributors or others who intend to market and/or resell the IET Equipment or EcaFlo® Solutions for use in Oilfield Applications.

4.3       IET shall forward or refer to Benchmark for processing and/or response all inquiries regarding IET Equipment and EcaFlo® Solutions received by IET from potential Oilfield Application customers, including the Existing IET Oilfield Customers, and shall not knowingly sell, market or promote IET Equipment or EcaFlo® Solutions directly to any party intending to use same in Oilfield Applications.

ARTICLE 5 - PRODUCT REQUIREMENTS; FORECASTING; PROCESSING OF ORDERS:

5.1      Subject to the terms and provisions of Article 6 below, IET agrees to manufacture for and/or supply to Benchmark during the Term of this Agreement, and Benchmark agrees to purchase from IET, 100% of Benchmark's IET Equipment requirements (including both its own requirements therefor and the requirements of those to whom it sells and distributes IET Equipment).

5.2      Benchmark shall quarterly provide IET with a forecast of its anticipated needs for IET Equipment during the next succeeding three (3) month period, and shall use reasonable commercial efforts to submit its orders for IET Equipment not less than thirty (30) days in advance of its desired delivery date(s) therefor. IET shall use reasonable commercial efforts to schedule the production of IET Equipment to fill Benchmark's order(s) more promptly, if so requested (and Benchmark and IET shall at all times attempt to coordinate orders for and the production of IET Equipment so as to accommodate both IET's production scheduling and Benchmark's delivery requirements), but IET shall have no obligation to deliver any IET Equipment in fewer than thirty (30) days from the date of order.

5.3      Benchmark may place orders for the purchase of IET Equipment by telephone, facsimile or electronic data interchange (e-mail). Upon its receipt of Benchmark's order(s) for the purchase of IET Equipment, IET shall promptly confirm to Benchmark (i) the current availability of the IET Equipment covered by the order(s) and the shipping date(s) therefor and (ii) the anticipated manufacture date(s) of any IET Equipment covered by the order(s), but not currently available, and the estimated shipping date(s) therefor. Confirmation shall be provided by facsimile or e-mail, directed to the party who placed the order. Shipment of IET Equipment to fill any order placed therefore shall constitute acceptance and confirmation.

5.4      Benchmark's purchase order number(s) shall be included and referenced on all bills of lading, packing lists, invoices and other documents and correspondence exchanged between the parties with respect to IET Equipment orders submitted by Benchmark.

ARTICLE 6 - BENCHMARK'S SOURCING AND SALES OF COMPETING ECA EQUIPMENT AND COMPETING PRODUCTS:

6.1      If at any time IET is unable to supply 100% of Benchmark's forecasted needs for any IET Equipment, Benchmark shall be free to source and secure, and thereafter to market, promote, use, sell or distribute, ECA equipment (and electrolytic cells) manufactured by others which might compete, directly or indirectly, with the IET Equipment IET is unable to supply ("Competing ECA Equipment"). If IET's inability to supply 100% of Benchmark's forecasted needs for any IET Equipment is occasioned by an event of force majeure (as defined in Article 18 below), then Benchmark's right to source, use, and sell Competing ECA Equipment shall continue only for so long as IET is unable to supply 100% of Benchmark's IET Equipment needs, and Benchmark shall resume ordering the IET Equipment from IET after IET notifies Benchmark, in writing, that the conditions of force majeure have terminated and it is again capable of supplying 100% of Benchmark's forecasted needs therefore.

6.2      IET understands and acknowledges that Benchmark is currently selling and distributing certain products which compete with the EcaFlo® Solutions ("Competing Products") to customers using same in Oilfield Applications. Benchmark agrees to use reasonable commercial efforts to persuade its customers to use EcaFlo® Solutions, instead of the Competing Products, whenever the EcaFlo® Solutions are appropriate substitutes or replacements for the Competing Products, but Benchmark shall be and remain free to continue selling Competing Products to its customers whenever they require or direct that Benchmark supply same.

ARTICLE 7 - SHIPPING AND DELIVERY SCHEDULES; FORCE MAJEURE:

7.1      Subject to the provisions of Section 5.1 above, IET shall timely ship (strictly in accordance with the instructions of Benchmark) all IET Equipment ordered by Benchmark.

7.2      The provisions of Section 7.1 notwithstanding, IET shall not be liable to Benchmark or to third parties who have submitted purchase orders for IET Equipment to Benchmark for any loss or damage occasioned by its failure to make delivery or for any delay in making delivery when such failure or delay results from an event of force majeure. In the even of a delay caused or occasioned by an event of force majeure, the shipment date(s) shall be postponed for a period of time equal to the time required to remedy, corrector alleviate such cause or event. If the event of force majeure shall only partially reduce IET's ability to produce or deliver IET Equipment, IET shall give priority to Benchmark's orders for IET Equipment , and shall prorate its available supply thereof among Benchmark and lET's other customers in such a fashion that Benchmark receives at least 75% of IET's available lET Equipment production.

ARTICLE 8 - SHIPPING OBLIGATIONS; PACKAGING:

8.1      IET shall be responsible for loading and preparing all IET Equipment for shipment (including, proper packaging, labeling and palletization as necessary), and shall, at its sole cost and expense, deliver same FOB to either (i) the Benchmark warehouse designated on Benchmark's purchase order, or (ii) the facility of the Benchmark customer to whom Benchmark has sold same, as indicated on Benchmark's purchase order.

8.2      IET shall, whenever possible, use Benchmark Distribution Services, L.P. ("BDS") (a U.S. DOT licensed common carrier) to deliver IET Equipment to the destination designated on Benchmark's purchase order, unless IET promptly notifies Benchmark that the freight rates quoted by BDS are not competitive. If IET delivers such a notice to Benchmark, Benchmark shall have two (2) business days within which to secure a re-quote from BDS. If the re-quote is not competitive, Benchmark fails timely to secure a re-quote, or BDS is not able to effect shipment within the required time, IET shall be free to ship the IET Equipment using a common carrier of its choosing.

ARTICLE 9 - IET EQUIPMENT PRICING AND PRICE ADJUSTMENTS:

9.1      During the twelve (12) month period commencing with the Effective Date (the "Initial Pricing Period"), IET shall sell IET Equipment to Benchmark at those prices more particularly specified on Addendum A (as to Existing IET Equipment), Addendum B (as to Replacement Cells) and Addendum C (as to Spare Parts) attached hereto. IET warrants that the lET Equipment prices and Replacement Cell prices reflected on Addendum A, Addendum B, and Addendum C are no higher than the prices at which IET is currently selling those same items to others.

9.2      IET shall have and hereby reserves the right to increase or decrease the prices at which IET Equipment will be sold to Benchmark after the Initial Pricing Period, but may not increase any IET Equipment price(s) more frequently than quarterly thereafter. Benchmark shall be given at least 60 days' prior written notice of IET's desire to increase or decrease prices, and no increase in price(s) shall be effective as to any IET Equipment ordered prior to the effective date of the price increase, Notwithstanding the foregoing, IET agrees that it will not fix, grant, establish or extend to or for any distributor or other party purchasing IET Equipment for resale any price(s), discount(s) or payment terms with respect to any IET Equipment which are more favorable than the price(s), discount(s) or payment terms made available to Benchmark with respect thereto.

9.3      In no event shall either IET or Benchmark disclose to any third party the pricing made available to Benchmark by IET with respect to the IET Equipment covered by this Agreement.

9.4      Benchmark shall be free to fix and establish such prices for the resale of IET Equipment as it, in its sole discretion, deems appropriate.

ARTICLE 10 - INVOICING AND PAYMENT:

10.1    Payment for all Existing ECA Equipment (and any New ECA equipment added to this Agreement) which Benchmark does not elect to finance through a third party leasing company shall be made as follows:

10.1.150% of the purchase price will be deposited with IET at the time the order is placed;

10.1.240% of the purchase price will be paid upon arrival of the equipment at the shipping point designated on the purchase order; and

10.1.3the balance of the purchase price shall be paid within thirty (30) days of the date of arrival of the equipment at the shipping point designated on the purchase order.

10.2    Payment for all Existing ECA Equipment (and any New ECA equipment added to this Agreement) which Benchmark elects to finance through a third party leasing company shall be made within five (5) business days of the date the equipment is delivered to and accepted by Benchmark.

10.3    Payment for all Spare Parts and Replacement Cells ordered by Benchmark shall be made within forty-five (45) days of the date of IET's invoice therefor (which shall not be dated earlier than the date of lET Equipment shipment).

ARTICLE 11 - DUTIES AND RESPONSIBILITIES OF IET:

11.1    in addition to the obligations of IET set forth elsewhere herein, it shall be the duty and responsibility of IET, and IET hereby warrants and covenants:

11.1.1 To notify Benchmark of all inquiries and/or orders for IET Equipment or EcaFlo® Solutions which are received directly by IET from customers and potential customers (including the Assigned Oilfield Accounts) who intend to use same for or in Oilfield Applications;

11.1.2 To maintain at all times an adequate inventory of Spare Parts and Replacement Cells;

11.1.3  To ship, according to Benchmark's purchase orders (and subject to the terms of this Agreement), all IET Equipment necessary to fill orders for IET Equipment submitted by Benchmark;

11.1,4  To provide to one or more Benchmark employees of Benchmark's choosing, at least annually throughout the Term of this Agreement, training and education with respect to the uses, applications, performance characteristics, and properties of the IET Equipment and instruction regarding applicable testing, storage, handling and shipment of EcaFlo® Solutions;

11.1.5  To provide to one or more Benchmark employees of Benchmark's choosing, at least annually throughout the Term of this Agreement, training and instruction with respect to the maintenance, repair and warranty service of all Existing ECA Equipment and New ECA Equipment;

11.1.6  To provide to Benchmark, via telephone, such technical assistance and advice with regard to the lET Equipment and the maintenance and warranty repair thereof as may be requested, from time to time, by Benchmark and/or its customers;

11.1.7 To provide to Benchmark, free of charge, such technical bulletins, technical data sheets, and promotional materials (in the English language) describing the IET Equipment and the EcaFlo® Solutions as the parties shall mutually determine appropriate for the sale, marketing and promotion thereof; and

11.1.8 To notify Benchmark of any claim(s) made known to IET that the use of the IET Equipment or the EcaFlo® Solutions in Oilfield Applications infringes upon the patent, trade secret, or other intellectual property rights of any third party.

ARTICLE 12 - DUTIES AND RESPONSIBILITIES OF BENCHMARK:

12.1    In addition to the obligations of Benchmark set forth elsewhere herein, it shall be the duty and responsibility of Benchmark, and Benchmark hereby warrants and covenants:

12.1.1  To use reasonable commercial efforts to promote the use of EcaFlo® Solutions in Oilfield Applications;

12.1.2 To maintain a marketing and sales staff sufficiently versed in the use of IET Equipment and the production of EcaFlo® Solutions to promote the use thereof for Oilfield Applications;

12.1.3 To maintain a technical staff sufficiently versed (and trained by IET) in the performance of routine maintenance and warranty service for all IET Equipment;

12.1.4 To advise IET promptly of any suit, claim or proceeding known to Benchmark wherein it is claimed or alleged that any IET Equipment has been the cause, directly or indirectly, of any personal injury, death or damage to property, and to assist lET in the investigation of such claim(s);

12.1.5  To conduct its business in accordance with standard, accepted business practices, securing such licenses and permits as shall be necessary therefore, and conforming to such laws and regulations as shall be applicable thereto;

12.1.6  To pay and discharge, at Benchmark's own cost and expense, any and all expenses, charges, fees and taxes that may arise from or be levied or imposed upon or by reason of Benchmark's business (including, but not limited to, its sale of IET Equipment and EcaFlo® Solutions);

12.1.7 To notify IET of any claim(s) made known to Benchmark that the use of the IET Equipment or the EcaFlo® Solutions in Oilfield Applications infringes upon the patent, trade secret, or other intellectual property rights of any third party; and

12.1.8 To meet with IET, at least quarterly (at such times and places as the parties shall mutually select), to discuss the market conditions, sales prospects, sales projections, marketing activities, competitor activities (to the extent known by Benchmark) and other information likely to be of value to IET in evaluating sales of IET Equipment and EcaFlo® Solutions for Oilfield Applications (a "Marketing Meeting"). All information disclosed by Benchmark in the Marketing Meeting shall be considered Benchmark Confidential Information (as defined in Section 17.3 below), subject to the further terms and provisions of this Agreement.

ARTICLE 13-BENCHMARK'S INSPECTION RIGHTS:

13.1    Benchmark shall be entitled to test and evaluate all IET Equipment for its conformity to the warranties of IET and the terms of this Agreement after the arrival of the IET Equipment at Benchmark's facilities (or those of the customer to whom the IET Equipment was sold). Notwithstanding the foregoing, neither the failure of Benchmark to exercise its post-arrival testing and inspection rights nor its payment for the IET Equipment shall constitute acceptance of any IET Equipment which fails to conform to the terms of this Agreement (including, but not limited to, the warranty applicable thereto).

ARTICLE 14 - PRODUCT WARRANTIES:

14.1    IET warrants to Benchmark that all IET Equipment shipped to fill orders therefor submitted by Benchmark:

14.1.1 Will be new, of IET's standard grade and quality, and will conform to the Specifications and Performance Standards therefore attached hereto as Addenda El - E5;

14.1.2 Will be and remain free from defects in materials and workmanship for a period of one year from the date of installation (or, with respect to Replacement Cells, the period specified on Addendum B attached hereto) and will otherwise conform to the terms of IET's Product Warranty Policy Statement, a copy of which is appended as Addendum F; and

14.1.3 Will be free of the rightful claim of any third party by way of infringement.

IET MAKES NO OTHER WARRANTIES WITH RESPECT TO IET EQUIPMENT, HEREBY DISCLAIMING ANY AND ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, WITH RESPECT THERETO, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IET'S SOLE OBLIGATION AND RESPONSIBILITY FOR THE BREACH OF ITS WARRANTIES SHALL BE THE REPLACEMENT OF ALL DEFECTIVE OR NONCONFORMING IET EQUIPMENT. THIS SHALL BE BENCHMARK'S SOLE AND EXCLUSIVE REMEDY, AND BENCHMARK SHALL BE ENTITLED TO NO FURTHER OR ADDITIONAL REMEDIES, HEREBY EXPRESSLY WAIVING ANY AND ALL OTHER CLAIMS FOR DAMAGES, WHETHER DIRECT OR INDIRECT, CONSEQUENTIAL OR INCIDENTAL, INCLUDING, BUT NOT LIMITED TO, PROPERTY DAMAGE, PERSONAL INJURY DAMAGES TO BENCHMARK OR THIRD PARTIES AND LOSS OF BUSINESS OR PROFIT.

14.2    In reselling IET Equipment and EcaFlo® Solutions (whether under IET's EcaFlo® tradename and marks or those of Benchmark), Benchmark shall not make, extend, or provide to any user thereof any warranty (express or implied) or representation with respect thereto except as stated above, and Benchmark shall indemnify and hold harmless IET from and against any and all loss, cost, claim, damage, judgment or expense (including attorneys' fees, court costs, or amounts paid in settlement) arising or to arise as a result of unauthorized warranties or representations made by Benchmark with respect to IET Equipment or EcaFlo® Solutions.

14.3    Benchmark shall not modify any IET Equipment without the prior written consent of IET. This prohibition shall not extend to the routine repair and maintenance of the IET Equipment.

ARTICLE 15 - INDEMNIFICATION AND LIMITATION OF LIABILITY:

15.1    Benchmark covenants and agrees to indemnify, defend and hold harmless IET from and against any and all third party claims, demands, losses, liabilities, costs or expenses (including attorney's fees and other costs of defense) for injury, sickness, disease or death sustained by any person or for any damage, loss of use, or destruction of any property (whether of Benchmark or any third party) arising out of or relating in any way to (i) the breach by Benchmark of any term, provision, covenant or warranty of Benchmark under this Agreement; or (ii) the actual or alleged negligence or other act or omission of Benchmark in connection with Benchmark's storage, distribution, handling and sale of any IET Equipment.

15.2    IET covenants and agrees to indemnify, defend and hold harmless Benchmark from and against any and all third party claims, demands, losses, liabilities, costs or expenses (including attorney's fees and other costs of defense) for injury, sickness, disease or death sustained by any person or for any damage, loss of use, or destruction of any property (whether of Benchmark or any third party) arising out of or relating in any way to (i) the breach by IET of any term, provision, covenant or warranty of IET under this Agreement; or (ii) the actual or alleged negligence or other act or omission of IET in connection with the r manufacture of the IET Equipment or the failure thereof to conform to the warranties of IET,

15.3    EACH PARTY HEREBY WAIVES ALL CLAIMS FOR (AND AGREES THAT NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR) ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES WHATSOEVER, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE, ARISING OUT OF THIS AGREEMENT, EVEN IN THE EVENT OF FAULT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, BREACH OF CONTRACT OR BREACH OF WARRANTY, AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 16 - BENCHMARK AS INDEPENDENT CONTRACTOR:

16.1    Benchmark shall at all times be considered an independent contractor. Nothing contained in this Agreement shall be construed to constitute or create a partnership or joint venture between IET and Benchmark. Benchmark agrees that it will not represent itself as acting on IET's behalf, whether as agent, joint venturer, or otherwise. Benchmark shall not assume or purport to assume any obligations or incur any commitment on IET's behalf, nor shall Benchmark make any commitments on IET's behalf without IET's written authorization.

ARTICLE 17 - INTELLECTUAL PROPERTY RIGHTS; CONFIDENTIALLY:

17.1    IET is the owner of certain patents, patent rights and licenses regarding the Existing IET Equipment ("IET's Patent Rights"), information with respect to which may be disclosed to Benchmark during the term of this Agreement. Benchmark may also be given access to certain other confidential and/or proprietary information and trade secrets of and/or regarding IET Equipment and IET's business and manufacturing operations which are not known to IET's competitors or the public generally, including, but not limited to, product research and development data and designs, sources of supply and costs of materials and inventory, production data, marketing plans, and technical data and other business and manufacturing methods, techniques and procedures unique to IET (all of which is hereinafter collectively referred to as "IET Confidential Information"). Benchmark acknowledges that IET's business goodwill, customer relations and competitive advantage are dependent upon maintaining the confidentiality of the IET Confidential Information and protecting IET's Patent Rights from infringement. Accordingly, Benchmark agrees that it shall not, at any time during the Initial Term or any extension(s) thereof, or at any time following the termination of this Agreement, regardless of how or when such termination occurs:

17.1.1provide, disclose or deliver any of IET's Confidential Information to any other individual, group of individuals, firm, corporation, limited liability company, limited partnership, partnership, joint venture or any other association of natural persons and/or business entities (hereinafter collectively referred to as an "Person"); or

17.1.2 directly or indirectly, on its own behalf or on behalf of any Person, make use of any of the IET Confidential Information, whether for profit or otherwise.

17.2    Benchmark shall not perform any act or omit to perform any act which might result in any infringement of any of IET's Patent Rights in respect of the Existing IET Equipment. Benchmark agrees to notify IET of any known or suspected breach by a third party of IET's Patent Rights in respect of IET's IET Equipment that comes to Benchmark's attention.

17.3    Benchmark is the owner of certain confidential and/or proprietary information and trade secrets regarding, inter alia, its business, service, and manufacturing operations which are not known to Benchmark's competitors or the public generally, including, but not limited to, product research and development data, sources of supply and costs of materials and inventory, production data, marketing plans and strategies, and technical data and other business and manufacturing methods, techniques and procedures unique to Benchmark (ail of which is hereinafter collectively referred to as "Benchmark Confidential Information"). IET acknowledges that Benchmark's business goodwill, customer relations and competitive advantage are dependent upon maintaining the confidentiality of the Benchmark Confidential Information. Accordingly, IET agrees that it shall not, at any time during the Term of this Agreement or at any time following the termination of this Agreement, regardless of how or when such termination occurs:

17.3.1provide, disclose or deliver any of Benchmark's Confidential Information to any other Person; or

17.3.2  directly or indirectly, on its own behalf or on behalf of any Person, make use of any of the Benchmark Confidential Information, whether for profit or otherwise.

17.4  For purposes of this Article 17, IET and Benchmark Confidential Information shall not include information that:

17.4.1    Is already in the possession of the receiving party as of the date of receipt from the disclosing party; or

17.4.2 Is or becomes public knowledge other than by default or action of the receiving party (but only after such information becomes public knowledge); or

17.4.3 Is received by the receiving party from a third party having the right to transfer and reveal such information without restriction; or

17.4.4 Is developed by the receiving party independent of the Confidential Information disclosed hereunder by the disclosing party.

17.5    The confidentiality provisions of this Article 17 are in addition to, and not in limitation of, the terms, provisions and requirements regarding confidentiality contained in that certain December 12, 2005 Mutual Confidentiality Agreement and Non-Disclosure Agreement heretofore entered into between the parties, the terms of which shall control in the event of any conflict with the terms hereof.

ARTICLE 18- FORCE MAJEURE:

18.1    If, because of force majeure (as defined below), either party is unable to carry out any of its obligations under this Agreement, and if the party affected thereby promptly notifies the other party in writing, expressly claiming such force majeure, then the provisions of this Article 18 shall apply.

18.2    The term "force majeure" as used herein shall mean any cause reasonably beyond the control of the party affected thereby which wholly or in substantial part prevents their performance under this Agreement. Examples, without limitation, of force majeure are acts of God; acts of terrorists or the public enemy; acts of war; riot or civil commotion; labor disputes or strikes; accidents; fires; explosions; floods; breakdowns of or damage to plant, equipment or facilities; material shortages; partial or complete embargoes imposed by originating or connecting modes of transportation or shortage of ships, trucks, rail cars or other means of shipping; orders or acts of any governmental authority; and/or acts, rules, regulations, or express policies of any government.

18.3    If a force majeure notice is given as provided above, the obligations of the party giving such notice shall be suspended to the extent made necessary by such force majeure and during its continuance, provided the effect of such force majeure is eliminated insofar as possible by the party claiming force majeure with all reasonable dispatch. A party who has sent a notice claiming force majeure pursuant to the provisions of this Article 18 shall, upon the termination of the condition of force majeure, notify the other party in writing and shall promptly perform or undertake that duty or obligation previously suspended by reason of such force majeure.

ARTICLE 19 TRADEMARK LICENSE:

19.1    During the Term of this Agreement, IET grants Benchmark a license to use IET Trademarks (as hereinafter defined) for the purpose of promoting, marketing, selling and using IET Equipment and EcaFlo® Solutions in Oilfield Applications, and for no other purpose, and Benchmark shall use the Trademarks on IET Equipment and EcaFlo® Solutions sold by Benchmark for use in Oilfield Applications only so as to increase brand recognition and loyalty among Benchmark's customers. Upon termination of this Agreement, the license granted in this Section 19.1 shall continue in effect until all inventories of IET Equipment purchased under this Agreement shall have been sold as authorized in this Agreement, or until one (1) year after termination of this Agreement, whichever first occurs. Benchmark shall not (i) use the Trademarks associated with the IET Equipment on any product not sold by IET, or (ii) include the Trademarks in any literature, advertisement or other promotional material that has not been previously approved in writing by IET, which approval shall not be unreasonably withheld, conditioned or delayed. For purposes of this Section 19.1, "Trademarks" means the trade names, trademarks, designs, graphics, logos and other commercial symbols which lET designates in respect of lET Equipment, including, but not limited to, those described on Addendum D.

19.2    Nothing herein shall require Benchmark to sell, market or promote the EcaFlo® Solutions under or using the IET Trademarks, and Benchmark shall be free to sell, market and promote the EcaFlo® Solutions under such other marks and names of its choosing as it, in its discretion, deems appropriate.

ARTICLE 20 - TECHNOLOGY FEES:

20.1    During the Initial Term (but not thereafter) Benchmark will pay IET a fee (the "Technology Fee") based upon the volumes of EcaFlo® Solutions sold by Benchmark, based upon the following schedule:

[RETRACTED]

20.2    On of before the 15th day of each calendar month throughout the Initial Term, Benchmark shall provide IET with a sales report (the "Monthly Sales Report") indicating, by customer, the total volume(s) of each EcaFlo® Solution sold by Benchmark during the previous calendar month and calculating the Technology Fees due IET with respect to those sales. Each Monthly Sales report will be accompanied by a check in payment of the Technology Fees reflected thereon. All information disclosed by Benchmark in the Monthly Sales Reports shall be considered Benchmark Confidential Information (as defined in Section 17.3 above).

20.3    Upon written notice to Benchmark delivered not more than thirty (30) days following its receipt of Benchmark's Monthly Sales Report and Technology Fee payment, IET shall be entitled, at its expense, to audit the books and records of Benchmark pertaining to and/or reflecting its sales of EcaFlo® Solutions for the limited purpose of confirming the accuracy of Benchmark's Technology Fee computations for the prior month. Subject only to errors or inaccuracies based upon mutual mistake or fraud, all Technology Fee calculations shall be presumed accurate after said thirty (30) day period, unless IET shall have given written notice of its intent to audit Benchmark applicable books and records during that period.

ARTICLE 21 - TERMINATION:

21.1  This Agreement is subject to termination under the following circumstance(s) and in the following manner(s):

21.1.1 Should either party believe the other to be in default of any term, provision or condition of this Agreement, it shall give the defaulting party specific, written notice of the default. If the defaulting party fails to cure such default within sixty (60) days of its receipt of notice of default (or fails within such period to initiate efforts reasonably calculated promptly to lead to the cure thereof), the non-defaulting party shall thereafter have the right and option immediately to terminate this Agreement.

21.1.2     By Benchmark or IET, without cause, upon 180 days prior written notice; provided, however, that Benchmark shall be entitled to continue ordering IET Equipment (and IET shall timely ship and deliver same) through and including the effective date of termination.

21.1.3 By IET, at its option and upon sixty (60) days prior written notice to Benchmark, if IET fails to receive during any 12 month period commencing with the Effective Date (each a "Contract Year") the minimum Technology Fees fixed by the parties for that Contract Year. Recognizing that the Oilfield Applications market for EcaFlo® Solutions is a new and untested one, the parties agree to meet at a mutually agreeable time and place at or about six (6) months following the Effective Date, then and there to review the success to date of Benchmark's marketing efforts and to negotiate in good faith the minimum Technology Fees payable to IET for the balance of the first Contract Year and for each Contract Year (of the Primary Term) thereafter.

21.1.4  Upon the bankruptcy, insolvency or dissolution of either party, this Agreement, upon written notice, shall be subject to immediate termination by the other party.

21.2    Subject only to the provisions of Section 19.1 above governing Benchmarks right to use IET's Trademarks, the termination of this Agreement shall not limit, prevent or preclude Benchmark from continuing to use any IET Equipment owned by it to produce and sell EcaFlo® Solutions, whether for Oilfield Applications or any other use.

ARTICLE 22 - ASSIGNMENT:

22.1    Neither IET nor Benchmark may assign or transfer to any third party their rights, benefits, duties or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that either party shall have the right to assign this Agreement to a successor-in-interest (whether by merger, reorganization, or sale of all or substantially all of its assets) without the prior written consent of the other party, unless such assignment is to be made to a third party which is a competitor of the other party. Should either party wish to make an assignment or transfer under the terms of this Article, such party shall so notify the other party, in writing, as hereinafter provided. The failure of the party of whom consent is requested to respond to such request in writing and, in the case of a refusal of consent, to state the reasons therefor, within fifteen (15) days of its receipt of such request, shall be construed as an unconditional consent to the request.

22.2    Notwithstanding anything herein contained to the contrary, the rights, benefits, duties and obligations of the parties hereto shall bind and inure to the benefit of not only the parties, but also their successors and assigns, and shall not be extinguished or abridged by the sale, merger, consolidation or reorganization of the parties or their assets.

ARTICLE 23 - ENTIRE AGREEMENT:

23.1    This Agreement sets forth the entire understanding of the parties with respect to the sale and distribution of IET Equipment and EcaFlo® Solutions by Benchmark and supersedes any and all prior agreements, arrangements and understandings relating to the subject matter hereof, including, but not limited to, that certain May 22, 2007, Term Sheet for Stock Acquisition and Exclusive License and Distributorship Agreement between Integrated Environmental Technologies, Ltd./ I.E.T., Inc. and Benchmark Performance Group, Inc. . No representation, promise, inducement or statement of intention has been made by any party which is not embodied in this Agreement and no party shall be bound by or be liable for any alleged representation, promise, inducement or statement of intention not embodied or incorporated herein unless same shall have been made contemporaneously herewith and reduced to writing and signed by IET and Benchmark.

ARTICLE 24 - GOVERNING LAW:

24.1    This Agreement shall be construed in accordance with the laws of the State of Texas without regard to its conflict of laws principles.

ARTICLE 25 - DISPUTE RESOLUTION:

25.1    Any controversy or dispute arising out of this Agreement or the performance of any party hereunder shall, as far as possible, be settled amicably by the parties themselves. Failing an amicable resolution by this method, either party may request, in writing, that the controversy or dispute be submitted to non-binding mediation with a mediator mutually selected by the parties (a "Mediation Request"). The mediation shall be conducted in Little River, South Carolina, and the expense of mediation shall be shared equally. If the parties are unable within thirty (30) days of the date of the Mediation Request to select a mediator and resolve their dispute through mediation, the parties agree that any controversy or dispute arising hereunder shall be determined by binding arbitration conducted in Houston, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators, hereby specifically authorized, in circumstances they deem appropriate, to grant injunctive relief, to award money damages, and/or to make award for legal and accounting or other expenses incurred in connection with the arbitration proceeding, shall be entered in any court having jurisdiction thereof.

ARTICLE 26 - NONWAIVER:

26.1    The failure of a party to insist upon strict performance by the other of the terms and conditions of this Agreement, or its failure or delay to exercise any right or remedy granted it hereunder, shall not release the other party of Its obligation(s) to observe the covenants, responsibilities, and duties imposed upon it by the terms of this Agreement and shall not constitute a waiver of the rights and remedies granted it hereunder or preclude it from requiring the other party to perform in strict accordance with the terms hereof.

ARTICLE 27 - NOTICE:

27.1    Any notice given under this Agreement to either party shall be given in writing. Any such notice shall be deemed to be given when sent via confirmed facsimile or mailed to the party by registered or certified mail, postage prepaid, addressed to that party at the facsimile number or address set forth for that party below, or at such other facsimile number(s) or address(es) as the party may hereafter designate (by written notice provided in accordance with this Article 25) as its facsimile number or address for purposes of notice hereunder. Notices shall be delivered:

If to IET:	I.E.T., INC.

4235 Commerce St.

Little River, SC 29566

Attn: William E. Prince, President/CEO

Telephone:	(843) 390-2500
Facsimile:	(843) 390-3900

With a copy to:	I.E.T., INC.

4235 Commerce St.

Little River, SC 29566

Attn: Marion Sofield

Telephone:	(843) 390-2500
Facsimile:	(843) 390-3900

If to Benchmark:	Benchmark Energy Products, L.P.

2801 Post Oak Blvd., Suite 400

Attn: E. Wayne Kinsey, III, President/CEO

Houston, Texas 77056

Telephone:	(713) 986-2500
Facsimile:	(713) 986-2501

With a copy to:	Benchmark Energy Products, L.P.

2801 Post Oak Blvd., Suite 400

Attn: H.B. "Skip" Naylor, III, General Counsel

Houston, Texas 77056

Telephone:	(713) 986-2500
Facsimile:	(713) 986-2501

ARTICLE 28 - MODIFICATION:

28.1  This Agreement shall not be modified, amended, changed or altered except by a writing signed by the parties or their duly authorized agents.

ARTICLE 29 - SEVERABILITY:

29.1   Each and every covenant and agreement contained in this Agreement is, and shall be construed to be, a separate and independent covenant and agreement. If any term or provision of this Agreement or the application thereof to any party or circumstances shall to any extent be declared invalid and/or unenforceable by a court of competent jurisdiction, the remainder of this Agreement, or the application of such term or provision to parties or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby.

IN WITNESS WHEREOF, IET and Benchmark have executed this Agreement in multiple counterparts, each of which shall be considered an original, but all of which shall constitute but one and the same agreement, the day and year first set forth above.

IET, INC.

By: /s/William E. Prince
Name: William E. Prince
Title: President and CEO

BENCHMARK ENERGY PRODUCTS, L.P. By BRT Management, LLC, its General Partner

By: /s/Wayne Kinsey
Name: Wayne Kinsey
Title: President/CEO